Exhibit (a)(5)(B)

IMMEDIATE NEWS RELEASE

SCHMITT INDUSTRIES ANNOUNCES EXTENSION OF DUTCH TENDER OFFER

PORTLAND, OR, July 13, 2020 – Schmitt Industries, Inc. (NASDAQ: SMIT) (the “Company” or “Schmitt”) today announced that it has extended the offering period of its previously announced cash tender offer to purchase up to $2.5 million of Schmitt’s common stock at a price per share not less than $3.00 and not greater than $3.25 (the “Offer”).

The Offer is now scheduled to expire at 5:00 p.m., Eastern Time, on July 20, 2020, unless the Offer is further extended or earlier terminated. The Offer was originally scheduled to expire at 5:00 p.m., Eastern Time, on July 10, 2020.

Broadridge Corporate Issuer Solutions, Inc., the depositary for the Offer, has advised Schmitt that as of 5:00 p.m., Eastern Time, on July 10, 2020, the last business day prior to the announcement of the extension of the Offer, 122,159 shares of Schmitt’s common stock, have been validly tendered pursuant to the tender offer and not properly withdrawn. Shareholders who have already tendered their shares do not have to re-tender their shares or take any other action as a result of the extension of the expiration date of the Offer.

Completion of the Offer remains subject to the conditions described in the tender offer statement on Schedule TO filed with the Securities and Exchange Commission (the “SEC”) by Schmitt on June 11, 2020.

InvestorCom LLC is acting as information agent for the Offer. Requests for documents and questions regarding the Offer may be directed to InvestorCom LLC by telephone, at (877) 972-0090, or by mail addressed to InvestorCom LLC, 19 Old Kings Highway S., Suite 210, Darien, Connecticut 06820.

The Offer referenced herein commenced on June 11, 2020. This communication is not a recommendation, an offer to purchase or a solicitation of an offer to sell shares of Schmitt’s common stock or any other securities. On June 11, 2020, Schmitt filed with the SEC a Tender Offer Statement on Schedule TO. SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO ANY OF THE FOREGOING), AS THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Shareholders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by Schmitt will be available free of charge on Schmitt’s website, www.schmittindustries.com. In addition, Schmitt’s shareholders may obtain free copies of the Offer materials by contacting InvestorCom LLC, the information agent for the Offer, by telephone, at (877) 972-0090, or by mail addressed to InvestorCom LLC, 19 Old Kings Highway S., Suite 210, Darien, Connecticut 06820.

About Schmitt Industries

Schmitt Industries, Inc., founded in 1987, designs, manufactures and sells high precision test and measurement products, solutions and services through its Acuity® and Xact® product lines. Acuity provides laser and white light sensor distance measurement and dimensional sizing products, and our Xact line provides ultrasonic-based remote tank monitoring products and related monitoring revenues for markets in the Internet of Things environment.

Safe Harbor Statement

This document may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. A complete discussion of the risks and uncertainties that may affect Schmitt’s business, including the business of its subsidiary, is included in “Risk Factors” in the Company’s most recent Annual Report on Form 10-K as filed by the Company with the Securities and Exchange Commission.

Contact:

Schmitt Industries, Inc.

Michael R. Zapata

Chief Executive Officer

(503) 227-7908